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[APOGENT TECHNOLOGIES LOGO]

                                                                    NEWS RELEASE
--------------------------------------------------------------------------------
                                                              48 Congress Street
                                                            Portsmouth, NH 03801
                                                                  (603) 433-6131
                                                                  (800) 327-9970

FOR IMMEDIATE RELEASE

Contact:     Jeffrey C. Leathe
             Executive Vice President and Chief Financial Officer
Phone:       (603) 433-6131  Ext. 430


                            APOGENT TECHNOLOGIES INC.
           ANNOUNCES COMPLETION OF SENIOR CONVERTIBLE CONTINGENT DEBT
                        SECURITIES OFFERING (CODES(SM))

PORTSMOUTH, NH (October 11, 2001): Apogent Technologies Inc. (NYSE: AOT), a leading manufacturer of laboratory and life science consumables and instrumentation, announced that it completed, on October 10, 2001, its offering of $250 million senior convertible contingent debt securities (CODES) due 2021. The initial purchasers also exercised in full their option to purchase additional CODES, resulting in the issuance of an additional $50 million of CODES. Therefore, the total amount raised by Apogent in this offering was $300 million before fees and expenses.

The CODES have a cash coupon of 2.25% and are convertible, subject to certain conditions, into Apogent common stock at a price of $30.49 per share. Apogent's obligations under the CODES are guaranteed by certain of its U.S. subsidiaries.

Apogent will use the net proceeds of this offering to repay outstanding indebtedness and for other general corporate purposes.

The CODES, the guarantees and the common stock issuable upon conversion of the CODES have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and have been offered only to qualified institutional buyers in reliance on Rule 144A and to certain persons in offshore transactions pursuant to Regulation S under the Securities Act of 1933. Unless so registered, the CODES, the guarantees and the common stock issued upon conversion of the CODES may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This news release does not constitute an offer to sell or the solicitation of an offer to buy securities.